Exhibit 99.1

Delta Apparel Announces Preliminary Fiscal Year 2010 Results

  Full Year Revenue Increases 19% to Approximately $424 Million
  Full Year Diluted EPS Grows to Range of $1.37 to $1.39
  Completes Acquisition of The Cotton Exchange
  Introduces Sales and Earnings Outlook for Fiscal Year 2011

GREENVILLE, S.C.--(BUSINESS WIRE)--July 19, 2010--Delta Apparel, Inc. (NYSE Amex: DLA) today reported that for the 53-week fiscal year ended July 3, 2010 revenues increased 19% to approximately $424 million compared to $355.2 million in the 52-week fiscal year 2009.

The sales increase was driven by organic growth in each of the Company’s four business units as well as full year sales from To The Game, which was acquired in the fourth quarter of the prior year. The Company expects full year 2010 earnings to be in the range of $1.37 to $1.39 per diluted share compared to $0.76 per diluted share in the prior year.

The Company plans to report fiscal 2010 full year results on Thursday, August 19, 2010 before the market opens.

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Our fourth quarter performance was better than anticipated and represents a strong finish to another solid year of growth for Delta Apparel, Inc. In fiscal 2010 we achieved organic sales growth of 14% on top of 8% organic growth in fiscal 2009 which allowed us to exceed our full year expectations. This was particularly rewarding given the tough economic environment during the past several years.”

The Cotton Exchange

The Company also announced that it completed the previously announced acquisition of substantially all of the net assets of HPM Apparel, Inc. d/b/a The Cotton Exchange on Monday, July 12, 2010. The Cotton Exchange designs and markets decorated casual apparel to college bookstores, the U.S. military and other retail accounts. The Cotton Exchange has a strong reputation selling USA made collegiate apparel to college bookstores under “The Cotton Exchange” brand. It also sells products under the brands of “TCX” and “Just for Us”.

The Company will continue to operate The Cotton Exchange in its current location in Wendell, North Carolina. This facility includes screen print and embroidery decoration capacity and retail packaging services, providing customers a high-level of service with quick turn-around times. The Cotton Exchange was formed in 1984 and is recognized in the industry for the quality of its garments, graphic designs, and most importantly its service to customers.

Commenting on the Company’s most recent acquisition, Mr. Humphreys said, “Marking our seventh acquisition since 2003 and the third acquisition completed in the last fifteen months, The Cotton Exchange gives us another consumer recognized brand and further builds on our college licensed business. Built on its superior service, The Cotton Exchange brings new customer relationships that should allow us to further expand revenue and earnings in our retail ready segment. Having additional domestic screen print capacity should also allow us to service more quick turn programs through our other business units. We look forward to working with the experienced management team at The Cotton Exchange as we execute our growth strategy.”

Fiscal 2011 Guidance

For the 2011 fiscal year ending July 2, 2011, the Company expects net sales to be in the range of $455 to $465 million and earnings to be in the range of $1.55 to $1.70 per diluted share. The sales outlook for fiscal 2011 includes anticipated organic growth of approximately 5% after adjusting for one less week in fiscal 2011, and approximately $25 million in additional revenues from The Cotton Exchange.

The Company remains concerned about the challenging economic conditions which continue to impact consumer demand for apparel. In addition, global yarn shortages and limited capacities in cargo freight have created further short-term challenges in the apparel marketplace. In determining its expectations for the upcoming year, the Company believes it has taken into consideration these heightened risk factors.

Mr. Humphreys added, “In fiscal year 2010 we were successful in growing market share and improving our bottom line, despite less than ideal conditions. While there is still uncertainty and risk regarding the recovery of the general economy, we believe we are well positioned for continued sales growth and earnings expansion.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through most distribution channels for these types of goods. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Through Art Gun, LLC, the Company provides shoppers a “virtual art studio” to create customized graphics on apparel products. Many of the Company’s products are available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,100 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S. and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the availability of raw materials and transportation capacity; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; the uncertainty of raw material and energy prices; changes in the economic, political and social stability of our offshore locations; the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations
Brendon Frey, 203-682-8200